                                                                EXHIBIT 99.5

                              I2 TECHNOLOGIES, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT
                            THINK SYSTEMS CORPORATION

                      1996 INCENTIVE STOCK OPTION PLAN AND
                        1997 INCENTIVE STOCK OPTION PLAN


OPTIONEE:  1~

            STOCK OPTION ASSUMPTION AGREEMENT issued as of the 15th day of May, 1997 by i2 Technologies, Inc., a Delaware corporation ("i2 Technologies").

            WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding stock options to purchase shares of the common stock of Think Systems Corporation, a New Jersey corporation ("TSC"), which were granted to Optionee under the TSC 1996 Incentive Stock Option Plan or the TSC 1997 Incentive Stock Option Plan (together the "Plans") and are evidenced by a Stock Option Agreement (the "Option Agreement") between TSC and Optionee.

            WHEREAS, TSC has this day been acquired by i2 Technologies through merger of TSC Acquisition Corporation, a wholly-owned i2 Technologies subsidiary, with and into TSC (the "Merger") pursuant to the Agreement and Plan of Merger dated May 15, 1997, by and among i2 Technologies, TSC and TSC Acquisition Corporation (the "Merger Agreement").

            WHEREAS, the provisions of the Merger Agreement require i2 Technologies to assume all obligations of TSC under all options outstanding under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

            WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.286596 of a share of i2 Technologies common stock ("i2 Technologies Stock") for each outstanding share of TSC Stock (the "Exchange Ratio").

            WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plans which have become necessary by reason of the assumption of those options by i2 Technologies in connection with the Merger.

            NOW, THEREFORE, it is hereby agreed as follows:

            1. The number of shares of TSC common stock ("TSC Stock") subject to the stock options held by Optionee under the Plans immediately prior to the Effective Time (the "TSC Options") and the exercise price payable per share are set forth in Exhibit A hereto. i2 Technologies hereby assumes, as of the Effective Time, all the duties and obligations of TSC under each of the TSC Options. In connection with such assumption, the number of shares of i2 Technologies Stock purchasable under each i2 Technologies Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of i2 Technologies Stock subject to each TSC Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of i2 Technologies Stock under the assumed TSC Option shall be as indicated for that option in attached Exhibit B.

            2. The intent of the foregoing adjustments to each assumed TSC Option is to assure that the spread between the aggregate fair market value of the shares of i2 Technologies Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the TSC Stock subject to the TSC Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the TSC Option immediately prior to the Merger.

            3. The following provisions shall govern each TSC Option hereby assumed by i2 Technologies:

                              (a) Unless the context otherwise requires, all
            references to the "Company" in the Option Agreement and in the Plans (as incorporated into such Option Agreement) shall mean i2 Technologies, all references to "Common Stock" shall mean shares of i2 Technologies Stock, all references to the Board shall mean the Board of Directors of i2 Technologies and all references to the "Committee" shall mean the Compensation Committee of the i2 Technologies Board of Directors.

                              (b) The grant date and the expiration date of each
            assumed TSC Option and all other provisions which govern either the exercisability or the termination of the assumed TSC Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase i2 Technologies Stock.



                                       2.

                              (c) Pursuant to the terms of each Plan and the
            Option Agreements, each TSC Option will automatically accelerate in full and become exercisable for all of the option shares as of the Effective Time. Each TSC Option, as so accelerated, will be assumed by i2 Technologies as of the Effective Time, adjusted in accordance with the provisions of paragraph 1 above, and will remain exercisable for all of the underlying option shares as fully vested shares of i2 Technologies Stock, until the expiration date of such option, unless sooner terminated in connection with the optionee's termination of employment or otherwise in accordance with the terms of the Plans or the Option Agreement.

                              (d) For purposes of applying any and all
            provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to i2 Technologies or any present or future i2 Technologies subsidiary, including (without limitation) TSC. Accordingly, the provisions of the Option Agreement governing the termination of the assumed TSC Option upon Optionee's cessation of employee status with TSC shall hereafter be applied on the basis of Optionee's cessation of employee status with i2 Technologies and its subsidiaries, and each assumed TSC Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with i2 Technologies and its subsidiaries.

                              (e) The adjusted exercise price payable for the i2
            Technologies Stock subject to each assumed TSC Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of i2 Technologies Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as TSC Stock prior to the Merger shall be taken into account.

                              (f) In order to exercise each assumed TSC Option,
            Optionee must deliver to i2 Technologies a written notice of exercise in which the number of shares of i2 Technologies Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Technologies Stock and should be delivered to i2 Technologies at the following address:

                              i2 Technologies, Inc.
                              909 E. Las Colinas Boulevard, 16th Floor
                              Irving, Texas 75039
                              Attention: ________________

            4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.


                                       4.

            IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _____, 1997.



                                              I2 TECHNOLOGIES, INC.

                                              By:
                                                 -----------------------------



                                 ACKNOWLEDGMENT


            The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her TSC Options hereby assumed by i2 Technologies, Inc. are as set forth in the Option Agreement, the Plans and such Stock Option Assumption Agreement.


                                                   ----------------------------
                                                   1~, OPTIONEE


`
DATED: __________________, 199_



                                       5.

                                    EXHIBIT A

 Optionee's Outstanding Options to Purchase Shares of Think Systems Corporation
                            Common Stock (Pre-Merger)

                                    EXHIBIT B

   Optionee's Outstanding Options to Purchase Shares of i2 Technologies, Inc.
                           Common Stock (Post-Merger)